Exhibit 99.1


                           BIGSTAR ENTERTAINMENT, INC.
                  TO DEREGISTER FROM SEC REPORTING REQUIREMENTS

                  0pen Market Repurchase Program to be Expanded


New York, New York - - March 13, 2003 - - BigStar Entertainment Inc. (OTCBB:BGST) today announced that it intends to deregister as a reporting company under the Securities Exchange Act of 1934, as amended. The Board of Directors of BigStar determined that the cost of complying with SEC reporting requirements is burdensome and a drain on BigStar's limited resources and has accordingly decided it to be in the best interests of BigStar and its stockholders to deregister. As a result, BigStar will no longer file quarterly, annual and other periodic reports with the SEC and BigStar's common stock will cease trading on the NASD Electronic Bulletin Board. The common stock will likely continue to trade in the over-the-counter market on the "pink sheets".

BigStar also announced that the number of shares of common stock which BigStar is authorized to repurchase under its existing open market share repurchase program has been increased to a total of 4,000,000 shares.


Contact:  David Friedensohn
          516-741-8999